UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2014

AMBICOM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54608	26-2964607
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Alder Drive Milpitas, CA 95035	95035
(Address of principal executive offices)	(Zip Code)

(408) 321-0822
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On May 1, 2014, AmbiCom Holdings, Inc., a Nevada corporation (the “Company”), entered into an asset purchase agreement (the “Agreement”) with Veloxum Corp., a Delaware corporation (“VXM”) and certain shareholders of VXM, pursuant to which the Company agreed to purchase all of VXM’s assets for the issuance of a number of shares of the Company’s common stock, par value $0.008 per share (the “Common Stock”), equal to three million dollars ($3,000,000) calculated based on the average closing price of the Common Stock during the thirty (30) trading days preceding February 25, 2014 (the “Transaction”). Upon the closing of the Transaction, the Company will not assume any liabilities of VXM. VXM’s assets consist of performance management software for the optimization of information technology and server virtualization.

The Agreement contains standard representations and warranties related to each party and the assets being purchased, and may be terminated prior to the Closing Date by (i) written agreement of both parties; (ii) the non-breaching party if there has been a material breach of any representation, warranty or covenant made by a breaching party; or (iii) the Company upon the occurrence of an event which constitutes a Material Adverse Effect (as that term is defined in the Agreement).

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Asset Purchase Agreement, dated May 1, 2014, by and between AmbiCom Holdings, Inc. and Veloxum Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmbiCom Holdings, Inc.

Date: May 8, 2014	By:	/s/ John Hwang
Name: John Hwang
Title: Chief Executive Officer

INDEX OF EXHIBITS

Exhibit No.	Description

10.1	Asset Purchase Agreement, dated May 1, 2014, by and between AmbiCom Holdings, Inc. and Veloxum Corp.